Exhibit 10.4

7 May, 2015

SETTLEMENT AND RELEASE AGREEMENT
This settlement and release agreement (“Agreement”) is entered into by and between SunEdison, Inc., (formerly MEMC Electronic Materials, Inc., “SunEdison”), and Wacker Chemie AG (“Wacker”) (collectively, Wacker and SunEdison shall be referred to in this Agreement as the “Parties” and individually as a “Party”).

WHEREAS, the Parties entered into two long term supply agreements for polycrystalline silicon dated 20/27 May 2010 and 9/13 August 2010 (the “Supply Agreements”) as well as a settlement agreement dated 27/28 August 2012 (the “Settlement Agreement”) which provided for binding take and pay obligations on SunEdison´s part until the end of their respective terms (collectively, the Supply Agreements and the Settlement Agreement shall be referred to in this Agreement as the “Agreements”); and

WHEREAS, the Parties were in disagreement regarding the obligations arising out of the Agreements; and

WHEREAS, the Parties agree that the Agreements were terminated by 20 December, 2012; and

WHEREAS Wacker initiated an arbitration procedure at the Swiss Chambers' Arbitration Institution (the “SCAI”) as of 20 December 2012 (SCAI Case No. 600332-2012) (the “Arbitration”); and

WHEREAS, the Parties now have met to find an amicable solution to avoid the further proceeding of the Arbitration; and

WHEREAS, it is now the desire of the Parties to finally settle all claims and disputes relating to the Agreements on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Recitals. The recitals set forth above are incorporated herein as a material part of this Agreement.

2.
Final Retention and Assumption of Pre-payment. Wacker is irrevocably entitled to retain the total remaining pre-payment balance in the amount of EUR 24.080.582,40 (in words: twenty four million eighty thousand five hundred eighty-two 40/100 Euro) previously paid by SunEdison under the Agreements, and not credited against shipments of polycrystalline silicon or forfeited under the Agreements (the “Pre-Payment Amount”). The Pre-Payment Amount represents the correct and final amount with respect to all pre-payment amounts actually paid to Wacker as of the date of this Agreement and that these amounts have not been credited against deliveries or forfeited under the Agreements. SunEdison will not seek to reduce the Pre-Payment Amount and by way of precaution waives any and all potential claims for repayment, in part or in total, of such Pre-Payment Amount. Furthermore, SunEdison represents and warrants that such claims for repayment, in part or in total, of such Pre-Payment Amount have not been assigned to a third party.

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3.
Payment of unpaid Invoices. In addition to the retention of the Pre-Payment Amount by Wacker, SunEdison shall irrevocably pay to Wacker and Wacker shall irrevocably accept the total sum of EUR 22,762,724.96 (in words: twenty-two million seven hundred sixty-two thousand seven hundred twenty-four and 96/100 Euro) to settle all unpaid invoices issued by Wacker to SunEdison for quantities of polycrystalline silicon delivered by Wacker to SunEdison (the “Unpaid Invoices Amount”).

4.
Compensation Amount. In addition to the retention of the Pre-Payment Amount by Wacker and the payment of the Unpaid Invoices Amount by SunEdison, SunEdison shall irrevocably pay to Wacker and Wacker shall irrevocably accept the total sum of EUR 54,000,000.00 (in words: fifty-four million Euro) (the “Compensation Amount”) as further lump sum compensation in respect of the premature termination of the Agreements.

5.	Payment of Unpaid Invoices Amount and Compensation Amount.

5.1	SunEdison shall pay the Unpaid Invoices Amount and the Compensation Amount according to the following payment schedule:

Amount	Due Date (date of receipt by Wacker)
EUR 22,762,724.96 (Unpaid Invoices Amount)	one week after signing of Agreement
EUR 18,000,000.00 (Compensation Amount, 1st installment)	26 June 2015
EUR 18,000,000.00 (Compensation Amount, 2nd installment)	25 September 2015
EUR 18,000,000.00 (Compensation Amount, 3rd installment)	28 December 2015

Each payment shall be paid by wire transfer at SunEdison’s own costs and without reduction or set-off to Wacker’s bank account at
Wacker Chemie AG
Account: 222349300
Bank: Deutsche Bank AG
BLZ: 70070010
SWIFT: DEUTDEMM
IBAN: DE39700700100222349300.

Except as provided in section 5.2, the Unpaid Invoices Amount and the Compensation Amount shall not be subject to interest.

5.2
In case SunEdison does not fully and timely comply with any payment obligation under the payment schedule set forth in section 5.1 above, the total remaining Unpaid Invoices Amount and Compensation Amount shall immediately become due and payable plus interest at 8 percent on the total remaining Unpaid Invoices Amount and Compensation Amount from that date, and Wacker may immediately

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enforce the total remaining Unpaid Invoices Amount and Compensation Amount plus interest.

In accordance with the above, if SunEdison does not fully and timely pay

the amount of	due by (date of receipt by Wacker)	SunEdison is ordered to pay to Wacker
EUR 22,762,724.96 (Unpaid Invoices Amount)	one week after signing of Agreement	EUR 76,762,724.96
EUR 18,000,000.00 (Compensation Amount, 1st installment)	26 June 2015	EUR 54,000,000.00
EUR 18,000,000.00 (Compensation Amount, 2nd installment)	25 September 2015	EUR 36,000,000.00
EUR 18,000,000.00 (Compensation Amount, 3rd installment)	28 December 2015	EUR 18,000,000.00

plus interest at 8 percent on the total remaining Unpaid Invoices Amount and Compensation Amount from the respective date.

6.
Mutual Releases. Except for any obligations arising out of this Agreement, each Party hereby releases and discharges the other Party from any and all claims, promises, agreements, disputes, compensation, accounting, sums of money, and/or any other obligation or liability, either contractual or statutory, known or unknown, mutual or reciprocal, that either Party ever had, now has, or may have had in the future against the other Party, arising out of or in connection with the Agreements.

7.
Confidentiality. The Parties agree to maintain the terms and conditions of this Agreement, as well as the existence and contents of this Agreement and of communications, discussions and negotiations between both Parties in respect of its purpose (“Confidential Information”), in a private, secret and confidential manner; provided however, that the Parties may reveal the terms of this Agreement to their respective attorneys, accountants, auditors, tax advisors, bookkeepers, shareholders and employees on an “as needed” basis, provided that these recipients are subject to confidentiality obligations at least equivalent to the terms set forth in this Agreement. That aside, neither Party nor their agents, attorneys, representatives or employees shall disclose any of the terms and conditions of this Agreement, unless they obtain the prior written consent of all Parties, or they are expressly required to disclose this information by law, including but without limitation to compliance with an order or subpoena of or from a court of competent jurisdiction or duly authorized governmental or administrative agency, or compliance with the rules of any relevant stock exchange. Further, the Parties are obliged to protect the confidential nature of the information contained herein to the fullest extent permitted by law. Each Party will inform the other Party in writing prior to the disclosure of Confidential Information. In the event of an expressly required disclosure, no Party shall disclose Confidential Information without first providing prior written notice to the other Party.

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8.
Costs of the Arbitration. Each Party shall bear its own legal and other costs and expenses incurred in the Arbitration, and 50 % of the fees and expenses of the Arbitral Tribunal. Wacker will not be reimbursed by SunEdison for the SCAI registration fee paid by Wacker.

9.	Termination of the Arbitration.

9.1
On the day of signing this Agreement, each Party shall request the Arbitral Tribunal by email to record this settlement in the form of an arbitral award on agreed terms in accordance with Art. 34.1 of the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce (the “Award”) with the wording of sections 2 - 5 and 8 above, using the form in Appendix A to this Agreement. Neither Party shall withdraw such request.

9.2
The Parties agree that they will use best efforts in assisting the Arbitral Tribunal and/or the SCAI in preparing and issuing the Award, in particular the Parties are obliged to agree to implement any technical suggestions and amendments by the Arbitral Tribunal to the terms of the Award. The Award rendered by the Arbitral Tribunal shall be final, binding, and nonappealable.

10.	Recognition and Enforcement of the Award.

10.1
The Parties agree that at any time after the Arbitral Tribunal has rendered the Award in accordance with section 9 above, Wacker may without any further conditions request recognition of the Award under the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

10.2
For recognition or enforcement of the Award in the United States of America, the Parties agree that any state or federal court sitting in the State of New York has jurisdiction over the Parties, but Wacker may also request recognition of the Award before any other U.S. court. SunEdison irrevocably waives any objection which it may now or hereafter have to jurisdiction and the laying of venue of any suit, claim, action or proceeding arising out of or relating to this Agreement, the transactions contemplated hereby, and/or the Award in any U.S. court and further irrevocably waives any claim that any such suit, claim, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.3
SunEdison hereby irrevocably consents and waives all objections to the service of process in any suit, claim, action or proceeding in any U.S. court by the service of all writs, process, summonses, and execution of judgment in any such suit, claim, action or proceeding brought therein upon Stephanie Russell, Assistant General Counsel, (“SunEdison’s Agent”), currently located at 13736 Riverport Drive, Suite 1000, Maryland Heights, MO 63043, USA, by overnight Federal Express mail, and irrevocably appoints SunEdison’s Agent as its true and lawful attorney-in-fact, in its name, place and stead to accept such service of any and all such writs, process, summonses, and execution of judgment, and agrees that the failure of SunEdison’s Agent to give notice of any such service of process to SunEdison shall not impair or affect the validity of such service or any judgment based thereon.

11.	Confession of Judgment.

11.1	In addition to the recognition of the Award in accordance with section 10, the Parties agree that, at any time following the execution of this Agreement, Wacker may cause

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to be filed an Affidavit for Judgment by Confession in the form executed by SunEdison and attached to this Agreement as Appendix B, which shall provide for the entry of judgment for a debt to become due, as set forth in the amounts and due dates in sections 5.1 and 5.2 above, in favor of Wacker and against SunEdison. SunEdison specifically consents to the filing of the Affidavit for Judgment by Confession without further notice to, or opportunity to be heard by, SunEdison, and SunEdison waives any objection it has now or may have in the future relating to any action by Wacker to enforce the Judgment by Confession. After the entry of the Judgment by Confession, Wacker shall not enforce the entered Judgment by Confession if SunEdison fully transmits each and every amount specified in section 5.1 by the required due dates and in accordance with the terms set forth in section 5.1.

11.2
The Affidavit for Judgment by Confession may be filed in any state or federal court sitting in the State of New York (the “Court”), and the Parties hereby submit to the jurisdiction of such Court for the purposes set forth in this Agreement. SunEdison irrevocably waives any objection which it may now or hereafter have to the filing of the Affidavit for Judgment by Confession in the Court, including but not limited to any claim that the Court does not have jurisdiction, is not an appropriate venue or is an inconvenient forum. SunEdison shall not appeal the Judgment by Confession and shall not move to set aside, alter, or amend the Judgment by Confession.

11.3
SunEdison hereby irrevocably consents and waives all objections to the service of process in any suit, claim, action or proceeding in the Court by the service of all writs, process, summonses, and execution of judgment in any such suit, claim, action or proceeding brought therein upon SunEdison’s Agent by overnight Federal Express mail, and irrevocably appoints SunEdison’s Agent as its true and lawful attorney-in-fact, in its name, place and stead to accept such service of any and all such writs, process, summonses, and execution of judgment, and agrees that the failure of SunEdison’s Agent to give notice of any such service of process to SunEdison shall not impair or affect the validity of such service or any judgment based thereon.

12.
No Admission of Liability. By entering into this Agreement, the Parties admit no wrongdoing or liability with respect to any of the claims or allegations in this matter and this Agreement shall not be construed to be an admission or concession of liability or wrongdoing on any Party’s part. Each Party shall bear its own costs and attorney’s fees incurred in connection with this Agreement.

13.
Revocation. Wacker is entitled to revoke the Agreement until the Arbitral Tribunal has rendered the Award in accordance with section 9 of this Agreement. Wacker may exercise the revocation by written notification or email to any representative of SunEdison, SunEdison's Agent or SunEdison's counsel in the Arbitration (Bryan Cave LLP, Dr. Michael Leue, Anna Obolensky).

14.
Entire Agreement. This Agreement constitutes the full, entire and integrated agreement between the Parties with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the Parties hereto regarding the subject matter hereof. Appendices A and B are part of this Agreement. All Parties acknowledge that they have read this Agreement, understand its terms and agree to be bound by this Agreement. Without prejudice to section 13, any amendment to this Agreement shall be made in writing in order to be effective; this also applies to an amendment of this written form requirement.

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15.
Severability. If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Parties undertake to replace any void, illegal or unenforceable provision by a valid and enforceable provision, which come as close as possible to the Parties’ economical intention. The same shall apply if this Agreement contains an unintentional gap.

16.	Governing Law and Jurisdiction.

16.1
With the exception of sections 10, 11 and 16.2, this Agreement, shall be exclusively governed by and construed and enforced in accordance with the laws of Germany, without reference to its choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

16.2
Sections 10, 11 and this section 16.2 of this Agreement shall be exclusively governed by and construed and enforced in accordance with the laws of the State of New York and the United States, without reference to its choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

16.3
With the exception of sections 10, 11 and 16.4, any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three; the seat of the arbitration shall be in Zurich, Switzerland; the arbitral proceedings shall be conducted in English, provided that submission of documents as evidence in German shall be admissible.

16.4
For any dispute, controversy or claim arising out of or in relation to sections 10, 11, and 16.4 of this Agreement, including the validity, invalidity, breach or termination thereof, the Parties agree that the state and federal courts of New York have jurisdiction over the Parties.

17.
Additional Documents. The Parties agree to cooperate and execute any and all reasonably necessary supplemental documents and to take additional actions which may be reasonably necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

IN WITNESS WHEREOF, the Parties each having been duly authorized, have executed this Agreement on the date first above written.

SunEdison, Inc.                    Wacker Chemie AG

Date: May 7, 2015                    Date: May 7, 2015

By:    /s/ Brian Wuebbels                By: /s/ Dr. Joachim Rauht

Name: Brian Wuebbels                Name: Dr. Joachim Rauht

Title: Chief Administrative Officer and CFO	Title: CFO

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Appendix A

To:	w.hahnkamper@neudorferlaw.at
stephan.wilske@gleisslutz.com
karrer@pierrekarrer.com

Re:	Termination of arbitration SCAI Case No. 600332-2012 (Wacker Chemie AG vs. SunEdison Inc.)

Dear Members of the Arbitral Tribunal,

The parties have agreed to settle the dispute between them and terminate the pending arbitration by an award on agreed terms. Therefore, we kindly ask the Arbitral Tribunal to record the settlement in the form of an award on agreed terms in accordance with Art. 34.1 of the Swiss Rules with the following wording:

1.
Final Retention and Assumption of Pre-payment. Wacker is irrevocably entitled to retain the total remaining pre-payment balance in the amount of EUR 24.080.582,40 (in words: twenty four million eighty thousand five hundred eighty-two 40/100 Euro) previously paid by SunEdison under the Agreements, and not credited against shipments of polycrystalline silicon or forfeited under the Agreements (the “Pre-Payment Amount”). The Pre-Payment Amount represents the correct and final amount with respect to all pre-payment amounts actually paid to Wacker as of the date of this Agreement and that these amounts have not been credited against deliveries or forfeited under the Agreements. SunEdison will not seek to reduce the Pre-Payment Amount and by way of precaution waives any and all potential claims for repayment, in part or in total, of such Pre-Payment Amount. Furthermore, SunEdison represents and warrants that such claims for repayment, in part or in total, of such Pre-Payment Amount have not been assigned to a third party.

2.
Payment of unpaid Invoices. In addition to the retention of the Pre-Payment Amount by Wacker, SunEdison shall irrevocably pay to Wacker and Wacker shall irrevocably accept the total sum of EUR 22,762,724.96 (in words: twenty-two million seven hundred sixty-two thousand seven hundred twenty-four and 96/100 Euro) to settle all unpaid invoices issued by Wacker to SunEdison for quantities of polycrystalline silicon delivered by Wacker to SunEdison (the “Unpaid Invoices Amount”).

3.
Compensation Amount. In addition to the retention of the Pre-Payment Amount by Wacker and the payment of the Unpaid Invoices Amount by SunEdison, SunEdison shall irrevocably pay to Wacker and Wacker shall irrevocably accept the total sum of EUR 54,000,000.00 (in words: fifty-four million Euro) (the “Compensation Amount”) as further lump sum compensation in respect of the premature termination of the Agreements.

4.	Payment of Unpaid Invoices Amount and Compensation Amount.

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4.1	SunEdison shall pay the Unpaid Invoices Amount and the Compensation Amount according to the following payment schedule:

Amount	Due Date (date of receipt by Wacker)
EUR 22,762,724.96 (Unpaid Invoices Amount)	one week after signing of Agreement
EUR 18,000,000.00 (Compensation Amount, 1st installment)	26 June 2015
EUR 18,000,000.00 (Compensation Amount, 2nd installment)	25 September 2015
EUR 18,000,000.00 (Compensation Amount, 3rd installment)	28 December 2015

Each payment shall be paid by wire transfer at SunEdison’s own costs and without reduction or set-off to Wacker’s bank account at
Wacker Chemie AG
Account: 222349300
Bank: Deutsche Bank AG
BLZ: 70070010
SWIFT: DEUTDEMM
IBAN: DE39700700100222349300.

Except as provided in section 4.2, the Unpaid Invoices Amount and the Compensation Amount shall not be subject to interest.

4.2
In case SunEdison does not fully and timely comply with any payment obligation under the payment schedule set forth in section 4.1 above, the total remaining Unpaid Invoices Amount and Compensation Amount shall immediately become due and payable plus interest at 8 percent on the total remaining Unpaid Invoices Amount and Compensation Amount from that date, and Wacker may immediately enforce the total remaining Unpaid Invoices Amount and Compensation Amount plus interest.

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In accordance with the above, if SunEdison does not fully and timely pay

the amount of	due by (date of receipt by Wacker)	SunEdison is ordered to pay to Wacker
EUR 22,762,724.96 (Unpaid Invoices Amount)	one week after signing of Agreement	EUR 76,762,724.96
EUR 18,000,000.00 (Compensation Amount, 1st installment)	26 June 2015	EUR 54,000,000.00
EUR 18,000,000.00 (Compensation Amount, 2nd installment)	25 September 2015	EUR 36,000,000.00
EUR 18,000,000.00 (Compensation Amount, 3rd installment)	28 December 2015	EUR 18,000,000.00

plus interest at 8 percent on the total remaining Unpaid Invoices Amount and Compensation Amount from the respective date.

5. Costs of the Arbitration. Each Party shall bear its own legal and other costs and expenses incurred in the Arbitration, and 50 % of the fees and expenses of the Arbitral Tribunal. Wacker will not be reimbursed by SunEdison for the SCAI registration fee paid by Wacker.

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Appendix B

SUPREME COURT OF NEW YORK

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Wacker Chemie AG,                    :
Plaintiff,            :
:
v.                    : AFFIDAVIT FOR JUDGMENT
: BY CONFESSION
SunEdison, Inc.,                    :
: Index No. _________
Defendant.             :
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Brian Wuebbels, on behalf of SunEdison, Inc., being duly sworn, deposes and says:

1.	SunEdison, Inc., (formerly MEMC Electronic Materials, Inc., “SunEdison”) is the defendant in the above-entitled action.

2.	I am the Chief Administrative Officer and CFO of SunEdison and I have authorization to execute this Affidavit for Judgment by Confession on behalf of SunEdison.

3.	Entry of judgment is authorized in any county in the State of New York, including New York County.

4.	SunEdison, the defendant in the above-titled action, confesses judgment in this court in favor of the plaintiff, Wacker Chemie AG (“Wacker”), for the following sums:

4.1	EUR 22,762,724.96 due one week after the date of the last signature on the Settlement and Release Agreement.

4.2	EUR 18,000,000.00 due June 26, 2015.

4.3	EUR 18,000,000.00 due September 25, 2015.

4.4	EUR 18,000,000.00 due December 28, 2015.

5.
SunEdison hereby authorizes the plaintiff or its executors, administrators, or assigns to enter judgment for those sums against it. If SunEdison fails to make any of these payments by the respective due dates, the total remaining sums set forth in paragraph 4 shall immediately become due and payable, plus interest at the rate of 8 percent on the total remaining sums from that date.

6.	This confession of judgment is for a debt justly to become due to the plaintiff arising out of the following facts:

6.1	Wacker and SunEdison entered into two long term supply agreements dated May 20/27, 2010 and August 9/13, 2010, as well as a settlement agreement

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dated 27/28 August 2012 for SunEdison’s purchase of polycrystalline silicon from Wacker.

6.2     In order to resolve disputes between the Parties arising out of these agreements, SunEdison has agreed to pay to Wacker the amount of the confessed judgment as set forth above. SunEdison represents that it owes Wacker the amount of the confessed judgment as set forth in paragraphs 4 and 5.

Dated:May 7, 2015                                                                                           /s/ Brian Wuebbels
Brian Wuebbels
Chief Administrative Officer and CFO
On behalf of SunEdison, Inc.